Exhibit 3.1

INTEGRAL SYSTEMS, INC.

ARTICLES OF AMENDMENT

INTEGRAL SYSTEMS, INC., a Maryland corporation (“Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect, consisting of Articles of Restatement filed with the Department on May 18, 1999, as supplemented (the “Charter”), pursuant to Sections 2-601 et seq. of the MARYLAND GENERAL CORPORATION LAW (the “MGCL”).

SECOND: The Charter of the Corporation is hereby amended by deleting therefrom in its entirety the existing Article SECOND, and inserting in lieu thereof, the following new Article SECOND:

SECOND: The purposes for which the Corporation is formed are:

To carry on an engineering services and consulting business, to engage in any other lawful act or activity for which corporations may be organized under the laws of Maryland and to engage in any transaction deemed necessary, convenient or incidental to the foregoing purpose.

In aid of, or in connection with, the foregoing, or in the use, management, improvement, or disposition of its property, the Corporation shall have the power:

(a) To do all things lawful, necessary or incidental to the accomplishment of the purposes set forth above; to exercise all lawful powers possessed by Maryland corporations of similar character; to enter into partnerships or joint ventures, and to engage in any business in which a corporation organized under the laws of Maryland may engage, except any business that is required to be specifically set forth in the charter of the Corporation.

(b) The objects, powers and purposes specified in any clause or paragraph hereinbefore contained shall be construed as objects and powers in furtherance and not in limitation of the general powers conferred upon corporations by the laws of the State of Maryland, and it is hereby expressly provided that the foregoing enumeration of specific powers shall in no way limit or restrict any other power, object or purpose of the Corporation or in any manner affect any general powers or authority of the Corporation.

THIRD: The Charter of the Corporation is hereby further amended by deleting therefrom in its entirety the existing Article THIRD, and inserting in lieu thereof, the following new Article THIRD:

THIRD: The post office address of the principal office of the Corporation in Maryland is 5000 Philadelphia Way, Suite A, Lanham, Prince George’s County, Maryland 20706. The name and post office address of the resident agent of the Corporation in Maryland is William M. Bambarger, Jr. at the same address.

FOURTH: The Charter of the Corporation is hereby further amended by deleting therefrom in its entirety the existing Article FIFTH, and inserting in lieu thereof, the following new Article FIFTH:

FIFTH: The number of directors shall initially be set at seven (7) members. The number of directors may be increased or decreased by the Board of Directors pursuant to the bylaws of the Corporation.

FIFTH: The Charter of the Corporation is hereby further amended by deleting therefrom in its entirety the existing Article SIXTH.

SIXTH: The Charter of the Corporation is hereby further amended by redesignating Articles SEVENTH, EIGHTH and NINTH as Articles SIXTH, SEVENTH and EIGHT, respectively.

SEVENTH: The Charter of the Corporation is hereby further amended by inserting the following new Article NINTH:

NINTH: Notwithstanding any provision of Maryland law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

EIGHTH: The foregoing amendments to the Charter as set forth in these Articles of Amendment have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

NINTH: The foregoing amendments to the Charter as set forth in these Articles of Amendment do not increase the authorized stock of the Corporation.

TENTH: These Articles of Amendment shall be effective upon filing with the Department.

ELEVENTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and President, and attested to by its Secretary, on this 26th day of February, 2009.

ATTEST:	INTEGRAL SYSTEMS, INC.

/s/ R. Miller Adams	By:	/s/ John B. Higginbotham (SEAL)
R. Miller Adams, Secretary		John B. Higginbotham,
Chief Executive Officer and President

Resident Agent Consent

I hereby consent to act as resident agent in Maryland for Integral Systems, Inc., a Maryland corporation.

/s/ William M. Bambarger, Jr.
William M. Bambarger, Jr.